Exhibit 10.8

FORM OF OFFER LETTER

August 3, 2023

[Dana Sprong / Ryan McGarry]

[Address]

[Email]

Dear [Dana / Ryan],

On behalf of VineBrook Homes, LLC (the “Company”), a wholly-owned subsidiary of VineBrook Homes Operating Partnership, L.P. (the “OP”), the operating company of VineBrook Homes Trust, Inc. (“VineBrook”), I am pleased to extend an offer to you for the position of [Title] of the Company.  You will report directly to VineBrook’s Board of Directors (the “Board”). Below I have outlined the details of this offer:

Start Date: Your employment with the Company shall begin as of the closing of the transactions contemplated by that certain Contribution Agreement, dated as of August 3, 2023, by and among the Company, the OP, and such other parties as named therein (the “Transaction”). For the avoidance of doubt, this letter shall be cancelled and nullified, and will have no further force or effect, in the event that the closing of the Transaction (the “Closing”) does not occur.

Salary: You will be paid a salary at an initial annual rate of $550,000. Your salary will be subject to at least annual review by the Compensation Committee of the Board (the “Committee”)and may be increased, but not decreased.

Short-Term Cash Bonuses:   For each calendar year commencing with the 2023 calendar year, you will be eligible to receive a bonus (the “Cash Bonus”). Your 2023 target Cash Bonus will be $400,000, subject to a $300,000 minimum Cash Bonus and a $600,000 maximum Cash Bonus. The receipt and amount of each Cash Bonus shall be subject to you (i) achieving personal and Company goals as determined in good faith by the Committee, and (ii) being employed by the Company on the date of payment of such Cash Bonus. For the 2023 calendar year, the personal and Company goals for such Cash Bonus are set forth on Exhibit A.

The amount of each Cash Bonus shall be finally determined by the Committee in good faith. Any Cash Bonus will be paid following the completion of the Company’s fiscal year audit for the calendar year to which the Cash Bonus relates and no event later than thirty days following the completion of such fiscal year audit. For calendar years commencing after the 2023 calendar year, the target, minimum and maximum Cash Bonus shall be subject to annual review by the Committee.

Eligibility for Long-Term Incentive Awards:  You will be granted or eligible (as applicable) for the following long-term incentive (“LTI”) awards under the VineBrook Homes Trust, Inc. 2023 Long Term Incentive Plan (as amended or restated from time to time, the “VineBrook Equity Plan”):

(i)

Long-Term Incentive Program: You will be eligible to participate in the Company’s LTI program commencing in 2023. Any LTI award shall be subject to the terms of the VineBrook Equity Plan and any time-based and/or performance-based vesting conditions set out in your award agreement, as determined by the Committee.

(ii)

Sign-On Long-Term Incentives: Effective as of the Closing, you will be granted two LTI grants, with an aggregate grant date fair value target of $2,000,000. The grants will be in the form of performance shares (the “Performance Shares”) under, and subject to, the VineBrook Equity Plan. The Performance Shares shall vest subject to the time and performance-based conditions described in each of the Performance Shares award agreements executed simultaneously herewith (the “Performance Share Award Agreements”).

Any LTI award will automatically vest in full in connection with your termination without Cause, voluntary resignation for Good Reason or Qualifying Termination in connection with a Change in Control, in each case as defined in and provided for under the attached Severance Agreement, which you and the Company shall execute in connection with the commencement of your employment with the Company (the “Severance Agreement”).

One-Time Equity Grant. Effective as of the Closing, VineBrook and/or the OP will make a one-time equity grant to you with an aggregate value of approximately $15.0 million (the “Mega Grant”). The Mega Grant will be made under the VineBrook Equity Plan and subject to the terms of such Plan and the underlying award agreement. The Mega Grant will be made in the form of profits interest units and will vest in full on February 28, 2026, if you are continuously employed by the Company or one of its affiliates through such date, provided, that the Mega Grant will automatically vest in full prior to such date in connection with your termination without Cause, voluntary resignation for Good Reason or Qualifying Termination in connection with a Change in Control, in each case as defined in and provided for under the Severance Agreement.

Benefits: You will be eligible to participate in the employee benefit plans offered to other employees of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions) which includes health coverage, paid vacation, and paid company holidays. While the Company expects to continue offering the same or similar employee benefits as are presently contemplated, you should understand that the Company has the right to modify, alter, change or discontinue any or all such plans or its contribution rates to such plans at any time.

Withholding: Any amount or benefit payable under this letter will be subject to all applicable taxes and withholding and will be paid in accordance with the payment practices of the Company then in effect.

Status: Your status will be that of an employee, and your employment is at-will, meaning that you or the Company can terminate your employment without cause or reason at any time, subject to the terms of the Severance Agreement.

Equipment: The Company may, at times, provide computer equipment, software or other items necessary for your efforts on behalf of the Company.  Such equipment, software or other items (and all data contained therein) will remain the property of the Company and may be replaced or removed by the Company at its sole discretion and must be returned upon the cessation of your employment, unless other arrangements have been made; provided, that, you shall be entitled to retain any personal information on such equipment upon your reasonable request, subject to the Company’s review of such information and determination that such information is not Company property.

Outside Business Activities:  During your employment, you shall devote your best efforts and full business time and attention to the Company and will not engage in any other business activity or have any other business pursuits or interests, unless we consent to such activity, pursuit or interest in advance in writing; provided, that the foregoing shall not prevent you from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, subject to the Board’s prior approval and (ii) managing personal investments, so long as, in each case, such activities (A) do not, either individually or in the aggregate, materially interfere or conflict with your duties hereunder, (B) are permitted under the Company’s code of conduct and employment policies, and (C) do not violate the terms of any restrictive covenant obligations owed to with the Company, the OP or VineBrook.

Severance: If you are terminated by the Company without “Cause” or if you terminate employment for “Good Reason” (each as defined in the Severance Agreement), and provided that you sign (and, if applicable, do not revoke) a separation agreement and release of claims in accordance with the terms of the Severance Agreement, and you otherwise comply with the Severance Agreement, you will receive $1,650,000 as severance and fully vest in your equity awards granted under the VineBrook Equity Plan as provided for under the Severance Agreement. If your employment terminates on account of a Qualified Termination in connection with a Change of Control (each as defined in the Severance Agreement), and provided that you sign (and, if applicable, do not revoke) a separation agreement and release of claims as provided for in the Severance Agreement, and you otherwise comply with the Severance Agreement, you will receive $2,200,000 as severance and will fully vest in your equity awards granted under the VineBrook Equity Plan as provided for under the Severance Agreement. Any severance payments to you will be subject to applicable income and employment taxes and any other required withholdings. Your eligibility for, and the terms and conditions of, any severance payments in connection with any termination of your employment with the Company shall be governed by the Severance Agreement and the Performance Share Award Agreements.

This letter, together with the Severance Agreement, the Mega Grant award agreement, and the Performance Share Award Agreements, supersedes any prior oral or written agreements or understandings with the Company, the OP or VineBrook related to your employment and cannot be changed except in a writing signed by you and an authorized executive of the Company, the OP and VineBrook.  Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to me at your earliest convenience, but in any event no later than August 11, 2023.   Should you have any questions, please feel free to call me.

We are excited to have you join us and look forward to working with you.

Sincerely,

Brian Mitts

President, VineBrook Homes Trust, Inc.

Accepted:

Signature

Date

[Signature Page to Offer Letter]

Exhibit A

Personal and Company Goals

[Omitted]